Alico Updates Status on IRS Examinations

LaBelle, FL., March 17, 2011 – Alico, Inc. (NASDAQ:ALCO), a land management company, announced that it has received a Revenue Agent’s Report (“RAR”) from the Internal Revenue Service (“IRS”) dated March 9, 2011 pertaining to previously disclosed examinations of Alico, Inc., Agri-Insurance Company, Ltd. and Alico-Agri, Ltd. tax returns for the tax years ended August 31, 2005, 2006, 2007 and the one month transition period ended September 30, 2007 (the “Dispute Period”).  The March 9, 2011 RAR requires Alico and its subsidiaries to either remit $13.0 million, consisting of $8.7 million in taxes and $4.3 million in penalties, or file a response within 30 days of the notice.  Alico previously reported that on September 9, 2010 and October 28, 2010, the IRS issued RARs pursuant to its examinations of Alico, Agri-Insurance and Alico-Agri for the Dispute Period.  Based on the combined positions taken in the September 9, 2010, October 28, 2010 and March 9, 2011 RARs, the IRS has demanded additional taxes and penalties of $26.8 million, consisting of $14.5 million in taxes and $12.3 million in penalties.  The RARs did not quantify the interest on the taxes.

The September 9, 2010, October 28, 2010 and March 9, 2011 RARs principally challenge (i) the validity of an election made by Agri-Insurance to be treated as a disregarded entity for U.S. tax purposes; and (ii) Alico-Agri’s ability to recognize income from real estate sales under the installment method of accounting by asserting that Alico-Agri was a dealer in real estate during the years under examination.  The March 9, 2011 RAR pertains to withholding taxes that would be due by Alico-Agri if the IRS is successful in the assertion that Agri-Insurance and Alico-Agri are required to file separate tax returns during the Dispute Period.  Alico does not agree with the positions taken by the IRS and filed its response to the September 9, 2010 and October 28, 2010 RARs on December 14, 2010.  The Company intends to dispute the claims made in the March 9, 2011 RAR by filing a timely response that is consistent with prior positions taken.

The cost of any potential settlement associated with the ultimate resolution of these matters has not been estimated at this time.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 139,607 acres of land located in Collier, Glades, Hendry, Lee and Polk counties.  Alico is involved in various agricultural operations and real estate activities.  Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

JD Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.